Exhibit 22.1
List of Guarantor Subsidiaries and Affiliate Securities Pledged as Collateral
As of December 31, 2021, the 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Notes”) issued by Noble Finance Company, an exempted company incorporated in the Cayman Islands with limited liability (“Finco”), are fully and unconditionally guaranteed by each of the following wholly-owned subsidiaries of Finco (the “Guarantors”).

Concurrently with the issuance of the Notes, Finco and certain of its subsidiaries entered into pledge, collateral and mortgage agreements. Pursuant to the terms of these agreements, the Notes are secured on a second-priority basis by a pledge of the equity interests of the Guarantors and substantially all of the other direct subsidiaries of Finco and the Guarantors. Unless otherwise indicated, all pledges are 100% of the equity interests of the Guarantors.

Guarantor
Bully 1 (Switzerland) GmbH
Noble BD LLC
Noble Cayman SCS Holding Ltd
Noble Contracting II GmbH
Noble Drilling (Guyana) Inc.
Noble Drilling (Norway) AS
Noble Drilling (TVL) Ltd.
Noble Drilling (U.S.) LLC
Noble Drilling Doha LLC (49% of equity pledged)
Noble Drilling International GmbH
Noble Drilling Services LLC (fka Noble Drilling Services Inc.)
Noble DT LLC
Noble International Finance Company
Noble Leasing (Switzerland) GmbH
Noble Leasing III (Switzerland) GmbH
Noble Resources Limited
Noble Rig Holding 2 Limited
Noble Rig Holding I Limited
Noble SA Limited
Noble Services Company LLC
Noble Services International Limited
Pacific Drilling S.A.